Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Closes on $200 Million Revolving Credit Facility

MURFREESBORO, Tenn. – (November 1, 2011) National Health Investors, Inc. (NYSE:NHI) announced today it has closed on a $200 million unsecured revolving credit facility that will be used for general corporate purposes, including working capital requirements and funding new healthcare real estate investments. The new credit facility, which can be expanded by an additional $100 million, bears interest at a margin of 150 basis points over LIBOR and matures in 2015 plus a one-year extension option. The facility replaces a similar $100 million unsecured credit facility that was set to mature in 2013. Wells Fargo led a syndicate of banks that includes BMO Capital Markets, KeyBank, and Pinnacle National Bank.

Justin Hutchens, NHI Chief Executive Officer and President, noted, “With the addition of this credit facility, NHI is well positioned to continue our selective growth strategy. This strong bank group stepped up with large commitments and was able to provide favorable terms. We sincerely appreciate each bank’s confidence in NHI.”

About National Health Investors

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, and hospitals based on acute and rehabilitative care.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com